Exhibit 99.1

ContraFect Reports Fourth Quarter and Full Year 2018 Financial Results and

Provides Business Update

YONKERS, NY — March 15, 2019 — ContraFect Corporation (Nasdaq:CFRX), a clinical-stage biotechnology company focused on the discovery and development of novel, differentiated biologic therapeutics for life-threatening, drug-resistant infectious diseases, today announced financial results for the fourth quarter and full year ended December 31, 2018.

“2018 was a milestone year for ContraFect. We completed enrollment of our Phase 2 superiority study for our lead product candidate, exebacase, and subsequently announced positive topline data that firmly established proof of concept for our novel lysin. The data further confirmed our belief that this new class of biologics has the potential to improve treatment outcomes in serious bacterial infections,” said Steven C. Gilman, Ph.D., Chairman and Chief Executive Officer of ContraFect. “We look forward to the full data readout in the first half of 2019 and the subsequent regulatory discussions to advance exebacase to a Phase 3 trial,” continued Dr. Gilman.

2018 Highlights

Completed Phase 2 Clinical Trial of Exebacase (CF-301)

•

The Company obtained positive topline results for the Phase 2 superiority trial evaluating its first-in-class lysin, exebacase, as a potential treatment for Staphylococcus aureus (Staph aureus) bacteremia, including endocarditis:

•

Achieved a clinically meaningful improvement in the primary efficacy analysis population, increasing the clinical responder rate at day 14 by 10.4% (70.4% for patients treated with exebacase in addition to antibiotics compared to 60.0% for patients treated with antibiotics alone).

•

Achieved a remarkable increase of 42.8% in clinical responder rates at day 14 in the pre-specified analysis of methicillin-resistant Staph aureus (MRSA) infected patients (74.1% for patients treated with exebacase in addition to antibiotics compared to 31.3% for patients treated with antibiotics alone (p=0.010)).

•

Achieved a notable increase of 20.5% in clinical responder rates at day 14 in the subset of patients with bacteremia and right-sided endocarditis (80.0% for patients treated with exebacase in addition to antibiotics compared to 59.5% for patients treated with antibiotics alone (p=0.035)).

•	Exebacase demonstrated a robust safety and tolerability profile.

Presented Clinical and Preclinical Data Supporting Exebacase and Gram-negative Lysins

•

In April 2018, the Company presented data from its exebacase program at the 28th European Congress of Clinical Microbiology and Infectious Disease, which included results from in vitro, in vivo and microbiologic surveillance studies of exebacase. These presentations included studies demonstrating in vivo synergy with standard of care antibiotics (SOC) and suppression of resistance to SOC in vitro; anti-biofilm activity against ‘human’ biofilm; and activity against contemporary clinical isolates of Staph aureus collected at centers in Europe.

•

In June 2018, the Company presented new data on exebacase and its Gram-negative lysin discovery program targeting Pseudomonas aeruginosa (P. aeruginosa) at the American Society for Microbiology (ASM) Microbe Meeting. This data demonstrated the activity of exebacase against a broad range of Staphylococcus and Streptococcus bacteria known to cause bacteremia and endocarditis, and against contemporary clinical isolates of Staph aureus from U.S. hospitals, and the ability of exebacase to suppress emergence of vancomycin resistance. The company also presented in vitro proof of principle data demonstrating the bactericidal effect of its newly discovered lysins against multi-drug resistant (MDR) P. aeruginosa.

•

In September 2018, the Company presented data at the European Society for Clinical Microbiology and Infectious Diseases (ESCMID)/ASM Conference on Drug Development to Meet the Challenge of Antimicrobial Resistance. This data demonstrated the ability of exebacase to potentially re-sensitize MRSA to penicillin derivatives and first generation cephalosporins, both in vitro and in the rabbit infective endocarditis model.

•

In October 2018, the Company was invited to present data on exebacase in a symposium at IDWeek 2018, entitled “Exploring the Antibiotic Pipeline 2018” and presented new data comparing the activity of exebacase against Staph aureus isolates from bacteremic patients enrolled in its Phase 2 study to contemporary surveillance isolates.

•

In November 2018, the Company was the lead sponsor for the 2nd International Symposium on Antimicrobial Hydrolytic Enzymes (The Lysin Meeting) and facilitated a panel presentation, with representation from FDA and industry veterans, on bringing forth a first-in-class antimicrobial from the laboratory and into clinical development.

Strengthened Balance Sheet

•	In August 2018, the Company raised $11.5 million in gross proceeds from an underwritten public offering of common stock.

Fourth Quarter and Full Year 2018 Financial Results

•

Research and development expenses were $6.7 million for the fourth quarter of 2018 compared to $4.4 million in the comparable period in 2017. The increase in research and development expenses was primarily attributable to the increase in expenditure on the Phase 2 clinical trial of exebacase for completion of the patient treatment period of the trial and receipt of the topline data.

•

General and administrative expenses were $2.1 million for the fourth quarter of 2018 compared to $3.0 million in the comparable period in 2017. The decrease in general and administrative expenses was primarily attributable to a decrease in administrative personnel and severance related costs.

•

Research and development expenses were $22.4 million and general and administrative expenses were $8.7 million for the year ended December 31, 2018. This compares to research and development expenses of $17.3 million and general and administrative expenses of $9.2 million for the year ended December 31, 2017. The increase in research and development expenses was primarily attributable to the increase in expenditure on the Phase 2 clinical trial of exebacase, continued reduction in expenditures on CF-404 activities and an overall increase in other research and development expenses, including laboratory and external research costs in support of the discovery and study of additional product candidates. The decrease in general and administrative expenses was primarily attributable to a decrease in severance related costs.

•

Net income was $5.9 million, or $0.07 per share, for the fourth quarter of 2018 compared to a net loss of $4.8 million, or $0.06 per share, for the comparable period in 2017. The change in per share earnings includes an increase of $12.1 million, or $0.15 per share, in the non-cash gain for the change in fair value of warrant liabilities.

•

Net loss was $37.7 million, or $0.50 per share, for the year ended December 31, 2018, compared to a net loss of $15.5 million, or $0.28 per share, for the comparable period in 2017. The change in net loss per share includes an $18.8 million, or $0.24 per share, increase in the non-cash charge for the change in fair value of warrant liabilities.

•	As of December 31, 2018, ContraFect had cash, cash equivalents and marketable securities of $30.5 million.

About ContraFect

ContraFect is a biotechnology company focused on discovering and developing differentiated biologic therapeutics for life-threatening, drug-resistant infectious diseases, particularly those treated in hospital settings. An estimated 700,000 deaths worldwide each year are attributed to antimicrobial-resistant infections. We intend to address life threatening infections using our therapeutic product candidates from our lysin platform and through the use of other novel agents. Lysins are a new therapeutic class of bacteriophage-derived, recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics. We believe that the properties of our lysins will make them suitable for targeting antibiotic-resistant organisms, such as Staph aureus and P. aeruginosa, which can cause serious infections such as bacteremia, pneumonia and osteomyelitis. Our lead lysin candidate, exebacase (CF-301) is completing a Phase 2 clinical trial for the treatment of Staph aureus bacteremia, including endocarditis and is the first lysin to enter clinical studies in the U.S.

Follow ContraFect on Twitter @ContraFectCorp and LinkedIn.

Forward-Looking Statements

This press release contains, and our officers and representatives may make from time to time, “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” “promise” or similar references to future periods. Examples of forward-looking statements in this release include, without limitation, statements regarding the Company’s ability to discover and develop novel, differentiated biologic therapeutics for life-threatening, drug-resistant infectious diseases, whether 2018 was a milestone year for the Company, statements made regarding the announcement of Phase 2 study topline data and results, including that the results were positive, whether the topline data firmly established proof of concept, whether this new class of biologics has the potential to improve treatment outcomes in serious bacterial infections, the attainment of the full data readout in the first half of 2019, whether subsequent regulatory discussions will advance exebacase to a Phase 3 trial, statements made regarding the completion of the Phase 2 trial, whether exebacase has the potential to treat Staph aureus bacteremia, including endocarditis, whether exebacase demonstrated a robust safety and tolerability profile, statements made regarding the presentation of data, statements made regarding the Company balance sheet and financial results, the Company’s ability to address life threatening infections using our therapeutic product candidates from its lysin platform and through the use of other novel agents, whether lysins are a new therapeutic class of bacteriophage-derived, recombinantly produced, antimicrobial proteins with a novel mechanism of action associated with the rapid killing of target bacteria, eradication of biofilms and synergy with conventional antibiotics, and whether the properties of the Company’s lysins will make them suitable for targeting antibiotic-resistant organisms, such as Staph aureus and P. aeruginosa. Forward-looking statements are statements that are not historical facts, nor assurances of future performance. Instead, they are based on ContraFect’s current beliefs, expectations and assumptions regarding the future of its business, future plans, strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict and many of which are beyond ContraFect’s control, including those detailed in ContraFect’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, our ability to develop treatments for drug-resistant infectious diseases. Any forward-looking statement made by ContraFect in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, ContraFect expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

CONTRAFECT CORPORATION

Condensed Balance Sheets

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$8,320,317	$6,995,046
Marketable securities	22,131,936	39,858,864
Prepaid expenses and other current assets	988,779	1,848,063

Total current assets	31,441,052	48,701,973
Property and equipment, net	1,079,099	1,093,903
Other assets	355,420	393,603

Total assets	$32,872,571	$50,189,479

Liabilities and stockholders’ equity
Current liabilities	$5,797,019	$4,420,668
Other liabilities	21,533,292	14,575,366

Total liabilities	27,330,611	18,996,034
Total stockholders’ equity	5,541,960	31,193,445

Total liabilities and stockholders’ equity	$32,872,571	$50,189,479

CONTRAFECT CORPORATION

Condensed Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)
Operating expenses:
Research and development	$6,718,522	$4,420,431	$22,416,651	$17,314,086
General and administrative	2,125,990	2,984,004	8,707,774	9,249,671

Total operating expenses	8,844,512	7,404,435	31,124,425	26,563,757

Loss from operations	(8,844,512)	(7,404,434)	(31,124,425)	(26,563,757)
Other income (expense):	14,780,208	2,646,926	(6,559,999)	11,046,099

Net income (loss)	$5,935,696	$(4,757,509)	$(37,684,424)	$(15,517,658)

Net income (loss) per common share:
Basic	$0.07	$(0.06)	$(0.50)	$(0.28)
Diluted	$0.07	$(0.06)	$(0.50)	$(0.28)
Weighted average shares:
Basic	79,409,556	73,656,006	76,062,664	55,595,732
Diluted	79,661,552	73,656,006	76,062,664	55,595,732

The comparability of basic and diluted net loss per share and weighted average shares outstanding was impacted by the Company’s follow-on offerings of securities in August 2018 and July 2017.

The Company’s financial position as of December 31, 2018 and 2017 and results of operations for the years ended December 31, 2018 and 2017 have been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should refer to the Company’s Annual Report on Form 10-K for a complete discussion of financial information.

Investor Relations Contact

Michael Messinger

ContraFect Corporation

Tel: 914-207-2300

Email: mmessinger@contrafect.com

Lauren Stival

Stern Investor Relations

Tel: 212-362-1200

Email: lauren.stival@sternir.com